Exhibit 21
XANSER CORPORATION
SUBSIDIARY LIST
Furmanite Worldwide, Inc., Delaware
(technical services with three subsidiaries operating in the
United States, including
Furmanite Offshore Services, Inc., Delaware,
and twenty-three subsidiaries operating in foreign countries, including
Furmanite Holding BV, Holland, and
Furmanite Limited, England)
Xtria LLC, Delaware